Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statements (No. 333-117023, No. 333-148146, No. 333-171028 and No. 333-183481) on Form S-3 and (No. 333-140152) on Form S-8 of Martin Midstream Partners L.P. of our reports dated March 5, 2012 (except for the updated disclosures and reclassification of gas gathering and processing assets as held for sale and discontinued operations for all periods presented, as described in notes 2(a) and 6, as to which the date is August 21, 2012, and except for the retrospectively updated presentation and disclosures of the investment in the remaining Class A interests of Redbird Gas Storage LLC and the specialty lubricants product packaging assets of Cross Oil Refining and Marketing, Inc., as described in Notes 2(a) and 5, as to which the date is November 13, 2012), with respect to the consolidated balance sheets of Martin Midstream Partners L.P. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in this Current Report on Form 8-K of Martin Midstream Partners L.P.

KPMG LLP

Shreveport, Louisiana
November 13, 2012